                                                                      EXHIBIT 11

                       PENNZOIL COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                   FOR THE YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------
                                          1996       1995        1994        1993       1992
                                        --------   ---------   ---------   --------   --------
                                               (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS)
Income (loss) from continuing
  operations..........................  $133,898   $(305,142)  $(283,739)  $160,236   $ 17,410
                                        --------   ---------   ---------   --------   --------
Income tax provision (benefit)
  Federal and foreign.................    27,563    (164,125)   (226,388)    52,737    (22,193)
  State...............................     7,665      (8,408)      5,033      6,468      3,410
                                        --------   ---------   ---------   --------   --------
          Total income tax provision
            (benefit).................    35,228    (172,533)   (221,355)    59,205    (18,783)
Interest charges......................   200,087     217,689     497,799    199,410    243,351
                                        --------   ---------   ---------   --------   --------
Income (loss) before income tax
  provision (benefit) and interest
  charges.............................   369,213   $(259,986)  $  (7,295)  $418,851   $241,978
                                        ========   =========   =========   ========   ========
Fixed charges.........................   210,821   $ 221,920   $ 506,826   $210,830   $252,082
                                        ========   =========   =========   ========   ========
Ratio of earnings to fixed charges....      1.75          --          --       1.99         --
                                        ========   =========   =========   ========   ========
Amount by which fixed charges exceed
  earnings............................        --   $ 481,906   $ 514,121   $     --   $ 10,104
                                        ========   =========   =========   ========   ========

                      DETAIL OF INTEREST AND FIXED CHARGES

                                                    FOR THE YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            1996       1995       1994       1993       1992
                                          --------   --------   --------   --------   --------
                                                (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS)
Interest charges per consolidated
  statement of income which includes
  amortization of debt discount, expense
  and premium...........................  $188,155   $198,579   $485,668   $190,968   $233,360
Add portion of rental expense
  representative of interest
  factor(1).............................    22,666     23,341     21,158     19,862     18,722
                                          --------   --------   --------   --------   --------
          Total fixed charges...........   210,821    221,920    506,826    210,830    252,082
Less interest capitalized per
  consolidated statement of income......    10,734      4,231      9,027     11,420      8,731
                                          --------   --------   --------   --------   --------
          Total interest charges........   200,087   $217,689   $497,799   $199,410   $243,351
                                          ========   ========   ========   ========   ========

---------------

(1) Interest factor based on management's estimates and approximates one-third of rental expense.